Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 17th day of May, 2012 and shall be deemed to have been effective on the 17th day of May, 2012 (the “Effective Date”) by and between Zhenggang Wang, an individual (“Mr. Wang”), and China 3C Group., a Nevada corporation (the “Company”).

RECITALS

The Company desires to employ Mr. Wang as its Chief Executive Officer (“CEO”) and Chairman and Mr. Wang agrees to serve in the employ of the Company, all on the terms and conditions hereinafter provided.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereby agree as follows:

Article I
EMPLOYMENT

1.1           Employment. The Company hereby employs Mr. Wang as its CEO and Chairman and Mr. Wang hereby accepts employment by the Company upon the terms and conditions contained in this Agreement.

1.2           Office and Duties. Mr. Wang shall serve the Company as its CEO and Chairman. As CEO, Mr. Wang. shall perform such duties as are customarily associated with this position and all such other duties and responsibilities as are assigned by the Board of Directors of the Company (the “Board”). Mr. Wang accepts such employment with the Company and shall perform and fulfill such other duties as are assigned to him hereunder consistent with his status as a senior executive of the Company, devoting his best efforts and all of his professional time and attention to accomplish the performance and fulfillment of his duties and to the advancement of the best interests of the Company, subject only to the direction, approval, and control of the Board

1.3           Place of Employment. In connection with his employment by the Company, Mr. Wang shall be based in the HangZhou City, People’s Republic of China except for required travel on Company business.

1.4           Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of 36 months until May 17, 2015 unless earlier terminated as set forth herein, and thereafter on a month to month basis unless and until terminated upon no less than 30 days prior written notice by either the Company or Mr. Wang The period of time between the commencement and termination of this Agreement is referred to herein as the “Term.”

1.5          Compensation.

(a)          Salary. The Company shall pay Mr. Wang as compensation a base salary in cash of (i) $40,000 per annum for the year beginning on the Effective Date and ending on the first anniversary of the Effective Date, (ii) $20,000 per annum for the year beginning on the first anniversary of the Effective Date and ending on the second anniversary of the Effective Date and (iii) $20,000 per annum for the year beginning on the second anniversary of the Effective Date and ending on the third anniversary of the Effective Date. All salary shall be paid in installments at such times as the Company customarily pays its other senior executive employees.

(b)          Restricted Stock Grant On the Effective Date, the Company shall grant to Mr. Wang, 17,500,000 restricted shares of the Company’s common stock (the “Restricted Shares”) pursuant to the Company’s 2011 Restricted Stock Plan. 5,833,333 of the Restricted Shares shall vest on the first anniversary of the Effective Date, 5,833,333 of the Restricted Shares shall vest on the second anniversary of the Effective Date and 5,833,344 of the Restricted Shares shall vest on the third anniversary of the Effective Date provided, in each case, that Mr. Wang continues to serve the Company as CEO on such applicable vesting date.

(c)          Payment and Reimbursement of Expenses. Effective as of the date hereof, and for the remainder of the Term, the Company shall pay or reimburse Mr. Wang for all reasonable travel, entertainment and other out-of-pocket expenses incurred by Mr. Wang in performing his obligations under this Agreement, consistent with past practices; provided, that, Mr. Wang properly accounts therefore in accordance with the Company’s expenses reimbursement policies.

(d)          Employee Benefits. During the term of this Agreement, Mr. Wang shall be provided all employee benefits provided by the Company to its management and all other Company salaried employees, including without limitation, all medical insurance and life insurance plans or arrangements and shall be entitled to participate in all pension, profit sharing, stock option and any other employee benefit plan or arrangement established and maintained by the Company, all subject, however, to the Company rules and policies then in effect regarding participation therein.

1.6          Termination of Employment.

(a)          Severance upon Termination without Cause. If Mr. Wang’s employment is terminated by the Company without Cause (as defined below) (the date of termination is referred to as the “Termination Date”), then the Company shall pay Mr. Wang in lieu of other damages, an amount (the “Severance Payments”) equal to his then current base salary payable in installments at the same time the Company pays salary to its other senior executive employees for a period of one year (the “Severance Period”). The Company shall have no liability to make any Severance Payments as provided for in this paragraph unless Mr. Wang complies with all provisions in Article II hereof. In addition, (i) [any Company Restricted Shares not vested at the time of termination but that are scheduled to vest within one year of the Termination Date shall immediately vest] and (ii) the Company shall maintain during the Severance Period all employee benefit plans and programs which Mr. Wang participated in immediately prior to such termination.

(b)          Voluntary Termination; Termination for Cause. If Mr. Wang’s employment with the Company is terminated for “Cause” by the Company (as defined below) or if Mr. Wang voluntarily terminates his employment with the Company at any time, then (i) all payments of compensation by the Company to Mr. Wang hereunder will terminate immediately (except as to amounts already earned), and (ii) any Company Restricted Shares not vested at the time of termination shall immediately terminate.

(c)          Cause. For purposes of this Agreement, “Cause” shall mean: (i) Mr. Wang’s continued substantial violations of his employment duties (other than a failure resulting from his inability to perform his duties because of illness or other physical or mental incapacity (based on a medical report provided to the Company) after Mr. Wang has received written demand for performance from the Company’s Board which sets forth the factual basis for the Company’s belief that he has not substantially performed his duties; (ii) Mr. Wang engaging in illegal conduct that was or is reasonably likely to be materially injurious to the business or reputation of the Company or its affiliates; (iii)  Mr. Wang’s violation of a law or regulation materially applicable to the Company’s business; (iv) Mr. Wang’s material breach of the terms of any provision of this Agreement; or (v) Mr. Wang being convicted, in any court of competent jurisdiction, of any crime (other than a traffic violation) or committing any act of moral turpitude, dishonesty or fraud against, or the misappropriation of material property belonging to, the Company or its affiliates.

Article II
RESTRICTIVE COVENANTS

2.1          Non-Competition. Mr. Wang agrees that at all times while he is employed by the Company and, regardless of the reason for termination of his employment or this Agreement, for a period of 2 years thereafter (the “Restrictive Period”), unless Mr. Wang is not paid all amounts due to him under this Agreement, he will not, directly or indirectly, approach, solicit business from, or otherwise do business or deal with any customer of the Company in connection with any product or service competitive to any provided by the Company.

2.2          Non-solicitation of Employees. During the Term and, unless Mr. Wang is not paid all amounts due to him under this Agreement, the Restrictive Period, Mr. Wang shall not in any manner, directly or indirectly(a) solicit, induce or encourage or attempt to solicit, induce or encourage, any employee of the Company to leave the Company, (b) hire any employee of the Company or (c) otherwise interfere with the Company’s employment relationship with any employee. The word “employee” in this Section 2.2 means any person who is or was employed by the Company or any of its affiliates at the time of, or within 180 days prior to, such solicitation, inducement, encouragement, hiring or interference.

2.3          Non-interference with Contract. During the Term and, unless Mr. Wang is not paid all amounts due to him under this Agreement, the Restrictive Period, other than in connection with, for the benefit of, or in furtherance of the Company’s business, Mr. Wang shall not in any manner, directly or indirectly solicit, encourage or induce, or attempt to solicit, encourage or induce, any vendor, supplier or other third party with whom the Company is doing business or has a contract as of the date of termination, of employment, to terminate such vendor’s, supplier’s or other third party’s business relationship or contract with the Company.

2.4           Confidentiality. Mr. Wang recognizes that, by virtue of his employment with the Company, he will have access to Confidential Information (as defined below) relating to the Company’s business. Mr. Wang agrees that such Confidential Information is a valuable asset, and if it were to be known or used by others engaged in a similar business, it would be harmful and detrimental to the Company’s interests. Accordingly, except as may be required or appropriate for the performance of Mr. Wang’s duties in the normal course of business, or unless specifically authorized in writing by the Board of the Company, Mr. Wang shall not use or disclose, either during or after the Term, any Confidential Information, except for any Confidential Information required to be disclosed by law or to comply with a request by a court or governmental authority (pursuant to a subpoena or otherwise), but only if Mr. Wang promptly notifies the Company of the required or requested disclosure so the Company may seek a protective order to prevent disclosure of such Confidential Information.

For purposes of this Agreement, “Confidential Information” shall mean any and all information relating to the business, finances, customers, clients and operations of the Company, whether obtained by or furnished to Mr. Wang before or after the date hereof, and regardless of the manner in which it is obtained or furnished. Confidential Information does not include, however, information which: (a) is or becomes generally available to the public other than as a result of an impermissible disclosure by Mr. Wang; (b) was known by or made available on a non-confidential basis to Mr. Wang prior to his employment with the Company, or (c) becomes available to Mr. Wang on a non-confidential basis from a Person who is not known by Mr. Wang to be bound by a confidentiality agreement with or other obligation of secrecy to the Company.

2.5           Breach of Restrictive Covenants. The period of time during which Mr. Wang is prohibited from engaging in business practices pursuant to the restrictive covenants set forth in Sections 2.1 through 2.3 shall be extended by the length of time during which Mr. Wang is in breach of any such covenant.

2.6           Condition Precedent. So long as the Company is in compliance with its obligations under Sections 1.5 and 1.6, the restrictive covenants set forth in Sections 2.1 through 2.5 are essential elements of this Agreement and enforceable by the Company, and, but for Mr. Wang’s agreement to comply with such covenants, the Company would not have entered into this Agreement. Such covenants are for the benefit of the Company and may be enforced by the Company and by any Person succeeding to the business of the Company pursuant to a merger or purchase of all or substantially all the assets or outstanding voting stock of the Company. Except as otherwise provided in the first sentence of this Section 2.6, such covenants by Mr. Wang shall be construed as agreements independent of any other provision contained in this Agreement, and the existence of any claim or cause of action of Mr. Wang against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

2.7           Injunctive Relief. Mr. Wang acknowledges that the services to be rendered by him under this Agreement are extraordinary and unique and are vital to the success of the Company, and that damages at law shall be an insufficient remedy in the event that Mr. Wang violates or threatens to violate any of the terms of Sections 2.1 through 2.5, and the Company shall be entitled, upon application to a court of competent jurisdiction, to seek injunctive relief (including temporary restraining orders) to enforce any or all of the provisions of said sections, without being required to show any actual damage or to post an injunction bond or other security. The foregoing injunctive relief shall be in addition to any other rights and remedies available under applicable laws.

Article III
MISCELLANEOUS

3.1         Notices. All notices, requests, demands and other communications required or permitted under this Agreement and the transactions contemplated herein shall be in writing or electronically and shall be deemed to have been duly sent, given, made and received when personally delivered, or when sent by confirmed telecopy or other electronic means or one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, addressed as set forth below:

If to Mr. Wang:

Zhenggang Wang

368 HuShu Nan Road

HangZhou City, Zhejiang Province

China 310014

Fax:

Phone: 086-0571-88381700

Email:

If to the Company:

China 3C Group

368 HuShu Nan Road

HangZhou City, Zhejiang Province

China 310014

Fax:

Phone: 086-0571-88381700

Email:

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this section for the giving of notice, which shall be effective only upon receipt.

3.2         Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible.

3.3           Entire Agreement; Amendment. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. This Agreement may not be modified or amended other than by an agreement in writing executed by the parties hereto.

3.4           Waiver. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

3.5           Interpretation. The parties hereto acknowledge and agree that (i) each party and each party’s counsel have reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party regardless of which party was generally responsible for the preparation of this Agreement.

3.6           Headings. The headings of paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

3.7           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to its principles of conflict of laws.

3.8           Survival. The covenants and agreements of the parties set forth in Article II are of a continuing nature and shall survive the expiration, termination or cancellation of this Agreement, regardless of the reason therefore and in a manner consistent with the applicable section.

3.9           Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, personal representatives, successors and assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the activities or assets of the Company. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all, of the business or assets of the Company, by written agreement in form and substance satisfactory to Mr. Wang, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place; provided, however, that any such succession or assignment shall not relieve the Company from its continuing responsibility and liability for the complete payment and performance of all obligations owed to Mr. Wang under this Agreement.

3.10         Forum Selection. Any litigation based hereon or arising out of, under or in connection with this Agreement, may be brought and maintained non-exclusively in the courts of the State of Nevada or in the United States District Court for the District of Nevada.

3.11         Counterparts. This Agreement may be executed in counterparts and multiple originals, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the Company has caused this AGREEMENT to be executed by its duly authorized representative, and Mr. Wang has signed this Agreement, all as of the day and year first above written.

CHINA 3C GROUP

By:

Title:

Zhenggang Wang

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